REEBOK INTERNATIONAL LTD.
               (Amounts in Thousands, Except Per Share Data)


      Exhibit 11  -  Statement RE:  Computation of Per Share Earnings


                                                  Three Months Ended
                                                       March 31,
                                                  __________________

                                                  1996         1995
                                                  ____         ____

Primary
________________________________

Average shares outstanding                        74,385     80,693

Net effect of dilutive stock options                 754      1,909
                                                 _______    _______

Total                                             75,139     82,602

                                                 =======    =======

Net income                                       $48,415    $65,917

                                                 =======    =======

Per share amount                                 $  0.64    $  0.80

                                                 =======    =======

Fully Diluted
________________________________

Average shares outstanding                        74,385     80,693

Net effect of dilutive stock options                 758      1,909
                                                 _______    _______

Total                                             75,143     82,602

                                                 =======    =======

Net income                                       $48,415    $65,917

                                                 =======    =======

Per share amount                                 $  0.64    $  0.80

                                                 =======    =======